Exhibit 10.5

EDGE THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of June 10, 2015 (the “Effective Date”) by and between Edge Therapeutics, Inc., a Delaware corporation (the “Company”), and Brian A. Leuthner (“Executive”).

WITNESSETH THAT:

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement entered into as of February 15, 2015 (the “Prior Employment Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to, among other things, amend and restate the Prior Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and intending to be legally bound, it is hereby covenanted and agreed by Executive and the Company as follows:

1.             Duties and Scope of Employment.

(a)                Positions and Duties. During the Employment Term (as defined below), Executive will serve as President and Chief Executive Officer of the Company, subject to the terms of this Agreement. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). Executive will report to the Board and/or such committees designated by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term while Executive remains actively employed as the Company’s Chief Executive Officer, the Company shall nominate Executive for election to serve on the Board at the applicable shareholder meetings.

(b)               Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board.

2.             At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like, if any, from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits and accelerated vesting of equity awards depending on the circumstances of Executive’s termination of employment with the Company.

3.             Compensation.

(a)                Base Salary. During the Employment Term, the Company will pay Executive an initial annual salary of $360,000 as compensation for services (the “Base Salary”). Such amount will be paid in accordance with the Company’s normal payroll practices and subject to applicable taxes and required withholdings. Executive’s salary will be subject to review and increases or other adjustments, including reduction as part of a general cost cutting, which will be made based upon the Executive’s performance and the Company’s performance, as determined in the sole discretion of the Board or such committees designated by the Board. .

(b)               Bonus. During the Employment Term, Executive will be eligible to earn a discretionary annual bonus, with a target bonus opportunity of forty-five percent (45%) of the Base Salary, less applicable withholding taxes, upon achievement of performance objectives, such objectives to be determined by the Board or the compensation committee of the Board. Executive shall be eligible for said bonus only if Executive is employed by the Company on the last day of the annual measured period.

(c)                Equity Awards. During the Employment Term, Executive shall be eligible to be granted equity awards by the Company, as determined by the Board or the compensation committee of the Board. To the extent that the following would not result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), upon the consummation of a Change of Control (as defined below), provided that Executive’s employment with the Company has not been terminated earlier, Executive shall be entitled to immediate and full accelerated vesting of all equity awards granted to Executive by the Company that are outstanding immediately prior to such Change of Control, without regard to the vesting schedule set forth in any applicable plan or arrangement governing such equity awards (provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance).

4.             Company Policies and Employee Benefits; D&O Insurance.

(a)                During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any such group medical, dental, vision, disability, and life insurance plans. All matters of eligibility for coverage and benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b)               During the Employment Term, the Company shall maintain a directors and officers liability insurance policy that covers Executive.

5.             Vacation. While employed pursuant to this Agreement, Executive shall be eligible for four (4) weeks of paid vacation per calendar year, consistent with the number of days afforded other senior executives of the Company, beginning in the calendar year of 2014.

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6.             Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.             Severance. The provisions of this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not affect the right of either party to terminate the employment relationship at any time for any reason. Termination of employment for death or Disability will be considered a termination without “Cause” for purposes of receiving the benefits described in Section 7(a) and 7(b) below.

(a)                Termination for other than Cause; Resignation for Good Reason. If at any time during the Employment Term (A) the Company terminates Executive’s employment with the Company other than for Cause or (B) Executive resigns for Good Reason, and in each case such termination or resignation is not a termination or resignation covered by Section 7(b) below, then, subject to Section 8, Executive will be entitled to receive:

(i)	severance pay at a rate equal to the Base Salary rate, as then in effect, for eighteen (18) months from the effective date of such termination, less applicable withholdings and deductions, and in accordance with the Company’s normal payroll policies (the “Severance Benefits”); and

(ii)	reimbursement for Executive’s (and his eligible dependents’) health care continuation (COBRA) premiums for eighteen (18) months following such termination or resignation (provided that (A) such benefits shall not be provided beyond the date on which Executive obtains comparable coverage from a subsequent employer and (B) such benefits shall not be provided to the extent that the Company determines that it would result in any fine, penalty or tax on the Company or its subsidiaries for being a discriminatory benefit) (the “COBRA Benefits”).

All other rights Executive may have to compensation and benefits from the Company or its affiliates, other than as set forth in this Section 7(a) and any Accrued Obligations (as defined below), shall immediately cease upon the date of such termination or resignation.

(b)               Termination In Connection With or Following a Change of Control. In the event that, during the Employment Term, either (i) the Company terminates Executive’s employment with the Company other than for Cause (A) within the sixty (60) day period prior to a Change of Control, or (B) within the twelve (12) month period after a Change of Control, or (ii) Executive resigns for Good Reason within twelve (12) months after a Change of Control, then, subject to Section 8, the Executive shall receive (a) the Severance Benefits, (b) the COBRA Benefits and (c) 1.5 times the amount equal to the annual target bonus opportunity as set forth in Section 3(b) (or such other target bonus opportunity then in effect), with such amount under this clause (c) to be paid in a lump sum within 60 days after the effective date of such termination of employment, and, to the extent the following will not result in a violation of Code Section 409A, shall also be entitled to immediate and full accelerated vesting of all equity awards received by Executive from the Company or its parents that are outstanding as of the effective date of such termination or resignation without regard for the vesting schedule set forth in the terms of any applicable plan or arrangement governing such equity awards (provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance), subject further to Section 8 of this Agreement. All other rights Executive may have to compensation and benefits from the Company or its affiliates, other than as set forth in this Section 7(b) and any Accrued Obligations, shall immediately cease upon the date of such termination or resignation.

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(c)                Termination for Cause; Voluntary Termination. If Executive’s employment with the Company terminates voluntarily by Executive (other than for Good Reason) or for Cause by the Company, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, and (ii) all payments of compensation and provision of benefits by the Company to Executive hereunder will terminate immediately (except as to any Accrued Obligations (disregarding, for this purpose, clause (iii) of Section 11(a))).

(d)               Termination by Mutual Consent. If at any time during the Employment Term the parties by mutual consent decide to terminate Executive’s employment, they shall do so by a separate agreement setting forth the terms and conditions of such termination.

8.             Conditions to Receipt of Severance.

(a)                Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Sections 7(a) or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Separation Agreement”), such that such Separation Agreement becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the date on which Executive’s employment with the Company terminates. No severance benefits pursuant to such Sections will be paid or provided unless and until the Separation Agreement becomes effective. Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which Executive’s employment terminates, then to the extent required by Code Section 409A, any severance benefits set forth in Sections 7(a) or 7(b) that would have been made during the calendar year in which Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year after the calendar year in which Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.

(b)               Other Conditions. The receipt of any severance benefits pursuant to Sections 7(a) or 7(b) will be subject to Executive not violating the OCI (as defined below), returning all Company property, and complying with the Separation Agreement. In the event of Executive’s breach of the OCI or the Separation Agreement, all continuing severance payments and benefits will immediately cease and all severance payments and benefits that were made prior to such breach will be reimbursed and repaid promptly by Executive to the Company.

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(c)                Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner consistent therewith. Without limiting the generality of the foregoing, severance pay pursuant to Sections 7(a) or 7(b) constitutes separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, such payments are intended to constitute “short-term deferral” under Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent that severance payments or benefits are made following said March 15, they are intended to be payable upon an “involuntary separation from service” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding any other provisions of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death (but not earlier than such payments otherwise would have been made). In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to Executive or to any other person or entity if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

(d)               Cooperation With the Company After Termination of Employment. Following termination of the Executive’s employment for any reason, upon request by the Company, Executive will fully cooperate with the Company (at the Company’s reasonable expense) in all matters relating to the winding up of pending work including, but not limited to, any litigation in which the Company or any of its subsidiaries is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

9.             Clawback. Notwithstanding anything herein to the contrary, any equity-based or incentive compensation provided to Executive, including any bonuses or equity awards provided pursuant to Sections 3(b) or 3(c) of this Agreement, shall be subject to any “clawback” required by law or by any national securities exchange on which the Company’s securities are listed, or to any clawback or recoupment policy otherwise adopted by the Company from time to time. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall any reduction in the amount of compensation ultimately provided to or retained by Executive on account of this Section 9 constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach of this Agreement by the Company.

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10.             Parachute Payment. In the event that (i) Executive becomes entitled to any payments or benefits hereunder or otherwise from the Company or any of its affiliates which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Executive is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Executive, the Total Payments shall be reduced by an amount (including zero) that results in the receipt by Executive on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payments, notwithstanding that some or all of the Total Payments may be subject to the Excise Tax. If such reduction in the Total Payments would not be economically advantageous to Executive (i.e., it would not result in him retaining, on an after tax basis, a greater portion of the Total Payments than if no such reduction occurred), then no such reduction shall occur. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value with the highest value reduced first; then any other non-cash or non-equity based benefits will be reduced (in the order of latest scheduled payments and benefits to earliest scheduled payments); and finally, equity or equity derivatives included under Code Section 280G at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24). All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on Executive and the Company.

11.           Definitions.

(a)                Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean (i) any accrued but unpaid Base Salary through the date of termination, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 6 hereof, (iii) any accrued but unused vacation time through the date of termination and (iv) any earned but unpaid annual bonus with respect to the year immediately preceding the year in which the termination of Executive’s employment occurs.

(b)               Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s failure, neglect, or refusal to perform in any material respect Executive’s duties and responsibilities under this Agreement or to follow the lawful instructions of the Board (in each case, except where due to a Disability, sickness or illness); (ii) any act of Executive that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its subsidiaries in any material respect; (iii) Executive’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise result in material injury to the reputation or business of the Company or any of its subsidiaries; (iv) Executive’s commission of an act of fraud or embezzlement against the Company or any of its Subsidiaries; (v) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, as may be amended from time to time; (vi) Executive’s material violation of federal or state securities laws; (vii) Executive’s unauthorized use or disclosure of any confidential or proprietary information or trade secrets of the Company, any of its affiliates or of any other party to whom Executive or the Company or its affiliates owes an obligation of nondisclosure or confidentiality; or (viii) Executive’s material breach of this Agreement or material breach of Executive’s Officer’s Confidentiality and Invention Agreement. The Company shall not terminate Executive under clauses (i), (ii), (v) or (viii) of this Section 11(b) unless it first provides Executive with a notice describing in reasonable detail the circumstances alleged to constitute Cause and Executive fails to cure such circumstances within ten (10) days after such notice is provided.

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(c)                Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however, that sales of equity or debt securities to investors primarily for capital raising purposes shall in no event be deemed a Change of Control; or

(ii)	the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)	the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)	the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(d)               Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s duties with or without reasonable accommodation by reason of the Executive’s illness or injury, which inability has continued for a period of one hundred twenty (120) consecutive days or one hundred fifty (150) non-consecutive days in any twelve (12) month period. Executive acknowledges and agrees that during the Employment Term he is a “key employee” as that term is defined by the Family and Medical Leave Act (“FMLA”) and that he therefore is not eligible for the job protections under the FMLA.

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(e)                Good Reason. For purposes of this Agreement, “Good Reason” is defined as the resignation by Executive within thirty (30) days following the end of the Cure Period defined below, if any of the following events occur without Executive’s express written consent: (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other senior management of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces the overall compensation or benefits required to be provided by the Company to Executive hereunder other than pursuant to a reduction that also is applied to substantially all other senior management of the Company, (iv) the Company materially reduces Executive’s core functions, duties or responsibilities in a manner that effectively constitutes a demotion, or (v) any change of Executive’s principal office location to a location more than thirty (30) miles from the Company’s Office (as defined below); provided, however, that Executive must provide written notice to the Board of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”). The “Company’s Office” shall mean the Berkley Heights, New Jersey location. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Americans With Disabilities Act or the New Jersey Law Against Discrimination shall not be a Good Reason for purposes of this Agreement. In addition to the foregoing, Executive’s death or Disability shall be treated as a resignation with Good Reason.

(f)                Voluntary Termination: The Executive may terminate his employment without Good Reason at any time, in his sole discretion, by giving the Board two (2) month’s advance notice in writing. The Board, in its sole discretion, will determine whether to permit the Executive to perform the Executive’s duties for the Company during that notice period. The Executive will continue to receive his compensation (including benefits, to the extent such can be provided under the terms of any applicable plan) for the entire notice period whether or not the Board permits Executive to continue working during the notice period.

12.           Confidential Information. Executive has entered into the Company’s standard Officer Confidentiality and Invention Assignment Agreement (the “OCI”). The terms and conditions of the OCI are incorporated herein by reference and the obligations and responsibilities set forth therein shall survive the termination of Executive’s employment regardless of the reason for the termination.

13.           No Conflict with Existing Obligations. Executive represents that his performance of all the terms of this Agreement and, as an executive officer of the Company, do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

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14.           Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights or obligations of Executive under this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s rights or obligations will be null and void.

15.           Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a nationally recognized commercial overnight service, specifying next day delivery, with written verification of receipt, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Andrew Einhorn, CFO
Edge Therapeutics, Inc.
200 Connell Drive, Suite 1600
Berkley Heights, NJ 07922

If to Executive:

at the last residential address known by the Company.

16.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.           Arbitration.

(a)                Arbitration. In consideration of Executive’s employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any relating to this Agreement, will be subject to binding arbitration. Disputes which Executive hereby agrees to arbitrate, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, include, but are not limited to, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any local discrimination, retaliation or wrongful termination claims or other statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Notwithstanding the foregoing, nothing herein shall limit or alter the Company’s right to seek injunctive or other equitable relief under (and as described in) the OCI.

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(b)               Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a single neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules.

(c)                Remedy. Except as provided by this Agreement, the OCI and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, the OCI and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding anything contained herein to the contrary, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)               Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

18.           Integration. This Agreement, together with the OCI, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral (including the Prior Employment Agreement) relating to the subject matter hereof. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19.           Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which waiver must be in writing and be given by the party waiving such term or provision, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

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20.           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.           Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.           Governing Law. This Agreement will be governed by the laws of the State of New Jersey, without giving effect to its conflict of laws rules.

23.           Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.           Survivorship. The provisions of Sections 7(a) and 7(b) and Sections 8 through 26 shall survive the termination of Executive’s employment with the Company and this Agreement.

25.           Legal Fees. In the event that, during the Employment Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to any other payments or benefits to which Executive may be entitled to receive as the result of such termination, the Company shall provide Executive with a one-time payment in the amount of $5,000 (less applicable withholdings and deductions) to assist Executive with his legal fees incurred in connection with such termination of employment, with such payment to be made within 10 days after such termination of employment.

26.           Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

EDGE THERAPEUTICS, INC.

By:	/s/ Sol Barer	Date:	June 10, 2015
SOL BARER, Ph.D.

Title: Chairman of the Board

EXECUTIVE:

	/s/ Brian Leuthner	Date:	June 10, 2015
BRIAN LEUTHNER

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